As filed with the Securities and Exchange Commission on June 10, 2009	Registration No. 333-

 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8
Registration Statement Under
The Securities Act of 1933

FUQI INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-1579407 (I.R.S. Employer Identification No.)

5/F., Block 1, Shi Hua Industrial Zone,
Cui Zhu Road North, Shenzhen, 518019,
People’s Republic of China
(Address of principal executive offices)

86 (755) 2580-1888
(Registrant’s telephone number, including area code)

Fuqi International, Inc. 2009 Omnibus Incentive Plan
(Full Title of the plans)

Corporation Service Company
2711 Centerville Road
Suite 400
Wilmington, DE 19808
800-222-2122
 (Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Thomas J. Poletti, Esq.
Anh Q. Tran, Esq.
K&L Gates LLP
10100 Santa Monica Boulevard
Seventh Floor
Los Angeles, CA 90067
Telephone: (310) 552-5000
Facsimile: (310) 552-5001

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share	1,506,324 shares	$13.99(2)	$21,073,473(2)	$1,175.90
Common Stock, $0.001 par value per share	268,588 shares	$5.93(3)	$1,592,727(3)	$88.87
Common Stock, $0.001 par value per share	1,525,088 shares	$13.99(2)	$21,335,981(2)	$1,190.55
Total Registration Fee				$2,455.32(4)

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the 2009 Omnibus Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding Common Stock.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h).  The fee is calculated on the basis of the average of the high and low prices for the Registrant’s Common Stock reported on the NASDAQ Global Market on June 3, 2009.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h).  The fee is calculated on the basis of the weighted average exercise price of the outstanding options under the 2009 Omnibus Incentive Plan.

(4)
In accordance with Instruction E of Form S-8, in addition to the 1,774,912 new shares of the Registrant’s common stock being registered hereunder, the Registrant hereby carries forward, and this Registration Statement shall be deemed to apply to 1,525,088 shares of the Registrant’s common stock previously registered, but not used, under a Registration Statement on Form S-8 (File No. 333-152554) filed by the Registrant on July 25, 2008 (the “2007 Equity Incentive Plan Registration Statement”) registering shares of the Registrant’s common stock to be offered under the Registrant’s 2007 Equity Incentive Plan.  In conjunction with the filing of this Registration Statement, the Registrant is filing a Post-Effective Amendment to the 2007 Equity Incentive Plan Registration Statement acknowledging the transfer of shares to this Registration Statement.

(5)
Aggregate registration fees of $824.82 were paid in connection with the shares of the Registrant’s common stock registered under the 2007 Equity Incentive Plan Registration Statement on July 25, 2008, of which $531.47 is applied hereto.  See footnote 4.  As a result, the total registration fee due and payable with this registration statement is $1,923.85, which has been paid with the filing herewith.

Fuqi International, Inc.
Registration Statement on Form S-8

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission (the “SEC”), this registration statement omits the information specified in Part I of Form S-8.  The documents containing the information specified in Part I of this registration statement has been sent or given to eligible employees as specified in Rule 428(b) promulgated under the Securities Act of 1933, as amended.  Such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Fuqi International, Inc. (the “Registrant”) hereby incorporates by reference in this Registration Statement the following documents and information filed by the Registrant with the SEC:

•	The Registrant’s Annual Report on Form 10-K/A as filed with the SEC on May 12, 2009.

•	The Registrant’s Annual Report on Form 10-K as filed with the SEC on March 31, 2009.

•	The Registrant’s Quarterly Report on Form 10-Q as filed with the SEC on May 15, 2009.

•	The Registrant’s Current Report on Form 8-K as filed with the SEC on June 4, 2009.

•
The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A, as amended (File No. 001-33758), including any amendment or report filed for the purpose of updating such description.

           In addition, all reports and documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date hereof and prior to the filing of a post-effective amendment to this Registration Statement, except for information furnished under Item 2.02 or Item 7.01 of Form 8-K, which is not deemed filed and not incorporated by reference herein, that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Any statement contained herein or made in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Under Section 145 of the General Corporation Law of the State of Delaware, the Registrant can indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Registrant’s certificate of incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to the Registrant and its stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

The Registrant’s bylaws provide for the indemnification of the Registrant’s directors to the fullest extent permitted by the Delaware General Corporation Law. The Registrant’s bylaws further provide that its Board of Directors has discretion to indemnify the Registrant’s officers and other employees. The Registrant is required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under the bylaws or otherwise. The Registrant is not, however, required to advance any expenses in connection with any proceeding if a determination is reasonably and promptly made by its Board of Directors by a majority vote of a quorum of disinterested Board members that (i) the party seeking an advance acted in bad faith or deliberately breached his or her duty to the Registrant or its stockholders and (ii) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the applicable sections of the Registrant’s bylaws.

The Registrant has been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Registrant’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than the Registrant’s payment of expenses incurred or paid by its director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by the Registrant is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The Registrant may enter into indemnification agreements with each of its directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. Such indemnification agreements may require the Registrant, among other things, to:

•	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;

•	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or

•	obtain directors’ and officers’ insurance.

At present, there is no pending litigation or proceeding involving any of the Registrant’s directors, officers or employees in which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description
4.1
Fuqi International, Inc. 2009 Omnibus Incentive Plan (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 4, 2009).

4.2
Form of Stock Option Agreement for 2009 Omnibus Incentive Plan (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 4, 2009).

4.3
Form of Restricted Stock Agreement for 2009 Omnibus Incentive Plan (incorporated by reference to Exhibit 4.3 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 4, 2009).

4.4
Form of Restricted Stock Unit Agreement for 2009 Omnibus Incentive Plan (incorporated by reference to Exhibit 4.4 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 4, 2009).

4.5
Form of Stock Appreciate Rights Agreement for 2009 Omnibus Incentive Plan (incorporated by reference to Exhibit 4.5 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 4, 2009).

5.1	Opinion of K&L Gates LLP.
23.1	Consent of Stonefield Josephson, Inc.
23.2	Consent of K&L Gates LLP (contained in exhibit 5.1).
24.1	Power of Attorney (included on signature page).

Item 9.	Undertakings

A.           The undersigned registrant hereby undertakes:

1.     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement–notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however , that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference into this Registration Statement, or is contained in a form of prospectus field pursuant to Rule 424(b) that is a part of this Registration Statement;

2.     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

3.     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shenzhen, People’s Republic of China, on this 10th day of June, 2009.

Fuqi International, Inc. By: /s/ Yu Kwai Chong Yu Kwai Chong President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Yu Kwai Chong as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC and any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Yu Kwai Chong	President, Chief Executive Officer and Director	June 10, 2009
Yu Kwai Chong	(Principal Executive Officer)

/s/ Ching Wan Wong	Chief Financial Officer and Director (Principal	June 10, 2009
Ching Wan Wong	Financial Officer and Accounting Officer)

/s/ Lie Xi Zhuang	Chief Operating Officer and Director	June 10, 2009
Lie Xi Zhuang

/s/ Lily Lee Chen	Director	June 10, 2009
Lily Lee Chen

/s/ Eileen B. Brody	Director	June 10, 2009
Eileen B. Brody

/s/ Victor A. Hollander	Director	June 10, 2009
Victor A. Hollander

/s/ Jeff Haiyong Liu	Director	June 10, 2009
Jeff Haiyong Liu

INDEX TO EXHIBITS

Exhibit Number	Description
4.1
Fuqi International, Inc. 2009 Omnibus Incentive Plan (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 4, 2009).

4.2
Form of Stock Option Agreement for 2009 Omnibus Incentive Plan (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 4, 2009).

4.3
Form of Restricted Stock Agreement for 2009 Omnibus Incentive Plan (incorporated by reference to Exhibit 4.3 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 4, 2009).

4.4
Form of Restricted Stock Unit Agreement for 2009 Omnibus Incentive Plan (incorporated by reference to Exhibit 4.4 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 4, 2009).

4.5
Form of Stock Appreciate Rights Agreement for 2009 Omnibus Incentive Plan (incorporated by reference to Exhibit 4.5 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 4, 2009).

5.1	Opinion of K&L Gates LLP.
23.1	Consent of Stonefield Josephson, Inc.
23.2	Consent of K&L Gates LLP (contained in exhibit 5.1).
24.1	Power of Attorney (included on signature page).